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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Fourth Quarter and Full Fiscal 2022 Results;
Provides Long-Term Outlook at Investor Day
Continued club growth, comparable club sales, and all-time high renewal rates highlight a record fourth quarter and fiscal year

Fourth Quarter of Fiscal 2022 and Recent Highlights
•Total comparable club sales increased by 9.8% year-over-year
•Comparable club sales, excluding gasoline sales, increased by 8.7% year-over-year
•Membership fee income increased by 8.0% year-over-year to $101.8 million
•The Company achieved a record 90% tenured member renewal rate
•Digitally-enabled sales growth was 22% year-over-year
•Earnings per diluted share of $0.95 reflects a 21.8% year-over-year increase
•Adjusted earnings per diluted share of $1.00 reflects a 25.0% year-over-year increase
•Year-to-date income from continuing operations of $514.3 million and year-to-date adjusted EBITDA of $1.0 billion
•The Company opened five new clubs since the end of the third quarter
•The Company successfully launched its co-brand credit card program with Capital One in February of fiscal year 2023
Marlborough, Mass. (March 9, 2023) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and fifty-two weeks ended January 28, 2023.

“2022 was a record year, having surpassed $1 billion in Adjusted EBITDA for the first time in the Company’s history,” said Bob Eddy, President and Chief Executive Officer, BJ’s Wholesale Club. “Our membership base is stronger than ever with our tenured renewal rate reaching an all-time high of 90%. Our continued focus on value has driven traffic and market share gains all year. Our digital business is growing and we’re successfully expanding our footprint. The investments we continue to make in our Company position us well for long-term growth and sustainable value creation.”

Key Measures for the Thirteen Weeks Ended January 28, 2023 (Fourth Quarter of Fiscal 2022) and for the Fifty-Two Weeks Ended January 28, 2023 (Fiscal 2022):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022	% Growth	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022	% Growth
Net sales	$4,827,762	$4,263,535	13.2%	$18,918,435	$16,306,365	16.0%
Membership fee income	101,833	94,303	8.0%	396,730	360,937	9.9%
Total revenues	4,929,595	4,357,838	13.1%	19,315,165	16,667,302	15.9%

Operating income	192,793	157,129	22.7%	737,986	617,323	19.5%
Income from continuing operations	129,400	107,575	20.3%	514,262	426,760	20.5%
Adjusted EBITDA (a)	271,329	228,601	18.7%	1,038,133	879,550	18.0%
Net income	129,781	107,568	20.7%	513,177	426,652	20.3%
EPS (b)	0.95	0.78	21.8%	3.76	3.09	21.7%
Adjusted net income (a)	136,692	109,905	24.4%	535,242	448,859	19.2%
Adjusted EPS (a)	1.00	0.80	25.0%	3.92	3.25	20.6%
Basic weighted-average shares outstanding	133,393	134,731	(1.0)%	134,017	135,386	(1.0)%
Diluted weighted-average shares outstanding	136,000	137,314	(1.0)%	136,473	138,045	(1.1)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents net income per diluted share.
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Additional Highlights:
•Total comparable club sales increased by 9.8% in the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. Excluding the impact of gasoline sales, comparable club sales increased by 8.7% in the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. Comparable club sales increased by 13.4% in fiscal 2022 compared to fiscal 2021. Excluding the impact of gasoline sales, comparable club sales increased by 6.5% in fiscal 2022 compared to fiscal 2021.
•Gross profit increased to $903.2 million in the fourth quarter of fiscal 2022 from $797.2 million in the fourth quarter of fiscal 2021. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by 30 basis points over the fourth quarter of fiscal 2021. Gross profit increased to $3.43 billion in fiscal 2022 from $3.08 billion in fiscal 2021. Merchandise gross margin rate decreased by approximately 20 basis points over fiscal 2021. The quarter-to-date merchandise margin rate benefited as a result of improved inventory management. On a year-to-date basis, merchandise margin was impacted by increased supply chain costs as well as investments in inflationary categories and markdowns in general merchandise inventory.
•Selling, general and administrative expenses ("SG&A") increased to $707.0 million in the fourth quarter of fiscal 2022 compared to $630.5 million in the fourth quarter of fiscal 2021. SG&A increased to $2.67 billion in fiscal 2022 compared to $2.45 billion in fiscal 2021. The quarter-to-date and year-to-date increases were primarily driven by increased labor and occupancy costs as a result of new club and gas station openings, as well as incremental costs related to the transition of the Company’s new club support center and other variable costs related to company growth and continued investments to drive strategic priorities.
•Operating income increased to $192.8 million, or 3.9% of total revenues, in the fourth quarter of fiscal 2022 compared to $157.1 million, or 3.6% of total revenues, in the fourth quarter of fiscal 2021. Operating income increased to $738.0 million, or 3.8% of total revenues, in fiscal 2022 compared to $617.3 million, or 3.7% of total revenues, in fiscal 2021.
•Income tax expense increased to $47.1 million in the fourth quarter of fiscal 2022 compared to $37.7 million in the fourth quarter of fiscal 2021. Income tax expense increased to $176.3 million in fiscal 2022 compared to $131.1 million in fiscal 2021. Quarter-to-date and year-to-date increases are primarily due to higher pre-tax book income and lower excess tax benefits from share-based compensation.
•Income from continuing operations increased to $129.4 million in the fourth quarter of fiscal 2022 compared to $107.6 million in the fourth quarter of fiscal 2021. Year-to-date income from continuing operations increased to $514.3 million in fiscal 2022 from $426.8 million in fiscal 2021. Net income increased to $129.8 million in the fourth quarter of fiscal 2022 compared to $107.6 million in the fourth quarter of fiscal 2021. Year-to-date net income increased to $513.2 million in fiscal 2022 compared to $426.7 million in fiscal 2021.
•Adjusted EBITDA increased 18.7% to $271.3 million in the fourth quarter of fiscal 2022, compared to $228.6 million in the fourth quarter of fiscal 2021. Adjusted EBITDA increased 18.0% to $1.04 billion in fiscal 2022 compared to $879.6 million in fiscal 2021.
•Inventory increased to $1.38 billion at the end of fiscal 2022 from $1.24 billion at the end of fiscal 2021. Inventory balances at the end of the fourth quarter of fiscal 2022 include $97.3 million of perishable inventory related to the acquisition of our perishable supply chain earlier in the year.
•The Company paid approximately $152 million of principal and amended its senior secured first lien term loan in the fourth quarter of fiscal 2022, extending the maturity date from February 3, 2024 to February 3, 2027. The interest rate was transitioned from London Interbank Offered Rate (“LIBOR”) to the Secured Overnight Financing Rate (“SOFR”) and the applicable margin changed from LIBOR plus 200 - 225 basis points per annum to SOFR plus 275 basis points per annum.
•Under its existing share repurchase program, the Company repurchased 626,383 shares of common stock, totaling $43.8 million in the fourth quarter of fiscal 2022. Year-to-date in fiscal 2022, the Company repurchased 2,234,708 shares of common stock, totaling $152.5 million, under such program.
•On February 27, 2023, the Company launched its new credit card program with Capital One and Mastercard, officially named the BJ's One™ Mastercard® program. This program will provide a first-class rewards and customer service experience, delivering more value back to its members. The program will offer up to 5% rewards on in-club earnings and up to 2% rewards on out-of-club earnings as well as up to 15 cents off/gallon at BJ’s Gas.
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Fiscal 2023 Ending February 3, 2024 Outlook
“We remain confident that our advantaged business model, continued focus on executing our strategic priorities, and commitment to delivering great value to our members will continue to drive strong results for our business,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ’s Wholesale Club. “We look ahead to fiscal 2023 with the understanding that there is still significant uncertainty in the macroeconomic backdrop as well as its influence on the U.S. consumer.”
The Company provided the following guidance for fiscal 2023:
•Comparable club sales, excluding the impact of gasoline sales, to increase 4% to 5% year-over-year
•Membership fee income to increase 5% to 6% year-over-year
•Merchandise gross margins to improve approximately 40 basis points year-over-year
•EPS to remain approximately flat year-over-year, including the 53rd week benefit of low-teens cents per share
•Capital expenditures of approximately $450 million
Long-Term Financial Outlook
As part of its Investor Day, the Company also provided its long-term financial targets for annual growth, on average:
•Comparable club sales growth of low-to-mid single digit percent, excluding the impact of gasoline sales
•Total revenue growth of mid-single digit percent
•EPS growth of high-single to low-double digit percent
“As we reflect on the past five years, we have transformed our Company, delivering significant growth across virtually every aspect of our business,” continued Mr. Eddy. “Looking ahead, we are excited to continue this momentum, which is powered by a world-class team and a culture of operational excellence. We are laser-focused on improving member loyalty, driving an unbeatable member experience, delivering value conveniently through our digital offerings, and expanding our footprint. Furthermore, we remain committed to maximizing shareholder value through prudent capital allocation.”

Investor Day Webcast
The investor event, which will include a discussion on the Company’s fourth quarter and Fiscal 2022 results, is scheduled for today, March 9, 2023, at 8:30 A.M. Eastern Time. The live webcast can be accessed under the “Events and Presentations” section of the Company’s investor relations website at https://investors.bjs.com. A replay of the event, including the accompanying presentation materials, will be available on the website for approximately one year following the event.
About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Marlborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 237 clubs and 165 BJ's Gas® locations in 18 states.
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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2023 outlook; our anticipated long-term financial outlook, and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including continued high inflation rates or further increases in inflation rates or interest rates, supply chain disruptions, construction delays; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); the risks and uncertainties related to the ongoing impact of the COVID-19 pandemic, or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, the effectiveness of such measures, as well as the effect of any relaxation or revocation of current restrictions, and the direct and indirect impact of such measures; changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to realize the anticipated benefits of the Burris acquisition; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2022 and in subsequent Form 10-Q’s filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Net sales	$4,827,762	$4,263,535	$18,918,435	$16,306,365
Membership fee income	101,833	94,303	396,730	360,937
Total revenues	4,929,595	4,357,838	19,315,165	16,667,302
Cost of sales	4,026,414	3,560,621	15,883,677	13,588,612
Selling, general and administrative expenses	706,963	630,451	2,668,569	2,446,465
Pre-opening expense	3,425	9,637	24,933	14,902
Operating income	192,793	157,129	737,986	617,323
Interest expense, net	16,296	11,877	47,462	59,444
Income from continuing operations before income taxes	176,497	145,252	690,524	557,879
Provision for income taxes	47,097	37,677	176,262	131,119
Income from continuing operations	129,400	107,575	514,262	426,760
Gain (loss) from discontinued operations, net of income taxes	381	(7)	(1,085)	(108)
Net income	$129,781	$107,568	$513,177	$426,652
Income per share attributable to common stockholders—basic:
Income from continuing operations	$0.97	$0.80	$3.84	$3.15
Loss from discontinued operations	—	—	(0.01)	—
Net income	$0.97	$0.80	$3.83	$3.15
Income per share attributable to common stockholders—diluted:
Income from continuing operations	$0.95	$0.78	$3.77	$3.09
Loss from discontinued operations	—	—	(0.01)	—
Net income	$0.95	$0.78	$3.76	$3.09
Weighted-average number of shares outstanding:
Basic	133,393	134,731	134,017	135,386
Diluted	136,000	137,314	136,473	138,045
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	January 28, 2023	January 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$33,915	$45,436
Accounts receivable, net	239,746	173,951
Merchandise inventories	1,378,551	1,242,935
Prepaid expense and other current assets	51,033	54,734
Total current assets	1,703,245	1,517,056

Operating lease right-of-use assets, net	2,142,925	2,131,986
Property and equipment, net	1,337,029	942,331
Goodwill	1,008,816	924,134
Intangibles, net	115,505	124,640
Deferred income taxes	11,498	5,507
Other assets	30,938	23,240
Total assets	$6,349,956	$5,668,894

LIABILITIES
Current liabilities:
Short-term debt	$405,000	$—
Current portion of operating lease liabilities	177,233	141,453
Accounts payable	1,195,697	1,112,783
Accrued expenses and other current liabilities	767,411	748,245
Total current liabilities	2,545,341	2,002,481

Long-term lease liabilities	2,058,797	2,059,760
Long-term debt	447,880	748,568
Deferred income taxes	57,024	52,850
Other non-current liabilities	194,077	157,127

STOCKHOLDERS' EQUITY	1,046,837	648,108
Total liabilities and stockholders' equity	$6,349,956	$5,668,894
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$513,177	$426,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,934	180,548
Amortization of debt issuance costs and accretion of original issue discount	2,765	3,387
Debt extinguishment and refinancing charges	3,256	657
Stock-based compensation expense	42,617	53,837
Deferred income tax benefit	(1,938)	(507)
Changes in operating leases and other non-cash items	27,730	9,226
Increase (decrease) in cash due to changes in:
Accounts receivable	(60,967)	(1,232)
Merchandise inventories	(47,544)	(37,240)
Accounts payable	82,914	124,709
Accrued expenses	4,784	81,419
Other operating assets and liabilities, net	20,437	(9,801)
Net cash provided by operating activities	788,165	831,655
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale leaseback transactions	(370,537)	(304,511)
Acquisition	(376,521)	—
Net cash used in investing activities	(747,058)	(304,511)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	67,610	—
Payments on long-term debt	(50,000)	—
Payments on First Lien Term Loan	(320,655)	(100,000)
Proceeds from revolving lines of credit	1,402,000	—
Payments on revolving lines of credit	(997,000)	(260,000)
Debt issuance costs paid	(4,783)	—
Dividends paid	(25)	(25)
Net cash received from stock option exercises	8,438	18,713
Net cash received from Employee Stock Purchase Program (ESPP)	4,830	3,822
Acquisition of treasury stock	(172,288)	(194,316)
Proceeds from financing obligations	15,388	7,692
Other financing activities	(6,143)	(1,112)
Net cash used in financing activities	(52,628)	(525,226)
Net (decrease) increase in cash and cash equivalents	(11,521)	1,918
Cash and cash equivalents at beginning of period	45,436	43,518
Cash and cash equivalents at end of period	$33,915	$45,436
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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to acceleration of stock awards; acquisition and integration costs; incremental home office expense; severance charges; expenses related to debt payments; loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; acquisition and integration costs; non-cash rent; severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled
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measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Net income as reported	$129,781	$107,568	$513,177	$426,652
Adjustments:
Stock-based compensation related to acceleration of stock awards (a)	—	—	—	17,494
Acquisition and integration costs (b)	—	3,504	12,324	3,504
Home office transition costs (c)	7,610	552	14,706	552
(Gain) loss on termination and impairment on discontinued operations club lease	(537)	—	662	—
(Gain) loss on cash flow hedge (d)	—	(806)	(165)	6,340
Charges related to debt (e)	2,569	—	3,256	657
Severance (f)	—	—	—	2,300
Tax impact of adjustments to net income (g)	(2,731)	(913)	(8,718)	(8,640)
Adjusted net income	$136,692	$109,905	$535,242	$448,859

Weighted-average diluted shares outstanding	136,000	137,314	136,473	138,045
Adjusted EPS (h)	$1.00	$0.80	$3.92	$3.25

(a)Represents accelerated vesting of equity awards, which were related to the passing of a former executive.
(b)Represents costs related to the acquisition and integration of assets of Burris Logistics, including due diligence, legal, and other consulting expenses.
(c)Represents incremental rent expense, termination fee, other non-recurring lease costs and write-off of impaired assets as the Company transitioned home office locations in fiscal 2022.
(d)Represents the reclassification into earnings of accumulated other comprehensive income/loss associated with the de-designation of hedge accounting.
(e)Represents the expensing of fees and deferred fees and original issue discount associated with the partial prepayment of debt in fiscal 2021 and extinguishment costs related to the Company’s ABL Facility and amendment of the senior secured first lien term loan in fiscal 2022.
(f)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(g)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(h)Adjusted EPS is measured using weighted-average diluted shares outstanding.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Income from continuing operations	$129,400	$107,575	$514,262	$426,760
Interest expense, net	16,296	11,877	47,462	59,444
Provision for income taxes	47,097	37,677	176,262	131,119
Depreciation and amortization	51,675	44,883	200,934	180,547
Stock-based compensation expense	14,652	11,409	42,617	53,837
Pre-opening expenses (a)	3,425	9,637	24,933	14,902
Acquisition and integration costs (b)	—	3,504	12,324	3,504
Non-cash rent (c)	864	1,025	3,991	5,594
Home office transition costs (d)	7,610	552	14,706	552
Severance (e)	—	—	—	2,300
Other adjustments (f)	310	462	642	991
Adjusted EBITDA	$271,329	$228,601	$1,038,133	$879,550

(a)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(b)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(c)Consists of an adjustment to remove the non-cash portion of rent expense.
(d)Represents incremental rent expense, termination fee, other non-recurring lease costs and write-off of impaired assets as the Company transitions home office locations in fiscal 2022.
(e)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(f)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Net cash provided by operating activities	$175,308	$98,480	$788,165	$831,655
Less: Additions to property and equipment, net of disposals	103,495	101,093	397,803	323,591
Plus: Proceeds from sale leaseback transactions	16,174	—	27,266	19,080
Free cash flow	$87,987	$(2,613)	$417,628	$527,144
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

January 28, 2023
Total debt	$852,880
Less: Cash and cash equivalents	33,915
Net Debt	$818,965

Adjusted EBITDA(a)	$1,038,133

Net debt to LTM adjusted EBITDA	0.8x
(a)See “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Peter Frangie
Vice President, Corporate Communications
pfrangie@bjs.com
774-512-6978

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